Exhibit-99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Lytham Partners, LLC.
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@lythampartners.com
	hamid@wedc.com	Media: Kristen Klein
602-889-9700
White Electronic Designs Corporation
Announces Fourth Quarter and Fiscal 2006 Financial Results
Phoenix, AZ — November 15, 2006 — White Electronic Designs Corporation (NASDAQ: WEDC), a developer and manufacturer of innovative components and systems for high technology sectors in military, industrial, medical and commercial markets, today announced financial results for the fourth quarter and fiscal year ended September 30, 2006.
The highlights of the Company’s financial performance for the fourth quarter of fiscal 2006 are as follows:
•	Net sales of $29.7 million;

•	Net income of $2.0 million, or $0.08 per diluted share;

•	Cash on hand grows to $55.8 million;

•	Total bookings of $28.7 million; and

•	Backlog of $52.6 million.
Net sales for the fourth quarter of fiscal 2006 were $29.7 million, compared to net sales of $26.9 million in the immediately preceding quarter, and $30.0 million in the fourth quarter of fiscal 2005. Net income for the fourth quarter of fiscal 2006 was $2.0 million, or $0.08 per diluted share, compared to net income of $1.5 million in the immediately preceding quarter, and a net loss of $8.3 million, or $0.34 per diluted share, in the fourth quarter of fiscal 2005. During the fourth quarter of fiscal 2005, the Company recognized a non-cash write-down of goodwill of $11.4 million, or $0.47 per share, and an $0.8 million, or $0.03 per share, favorable adjustment of tax reserves.
Net sales for the fiscal year ended September 30, 2006 were $108.9 million, compared to net sales of $117.0 million for fiscal 2005. Net income for fiscal year 2006 was $6.0 million, or $0.24 per diluted share, compared to a net loss of $3.5 million, or $0.14 per share, for fiscal 2005. The goodwill charge and tax adjustments negatively affected net income and earnings per share in fiscal year 2005. In fiscal 2006, the Company made a strategic decision to not pursue certain low margin sales related to its display systems products. Accordingly the year-over-year sales decreased as a result of this planned strategic decision.
“We finished the fourth quarter and fiscal 2006 with strong performance,” said Hamid Shokrgozar, Chairman and Chief Executive Officer. “Both of our business segments contributed strongly to our revenues and net income for the quarter. We are particularly pleased with the progress achieved during the quarter in our display segment with revenues increasing 23% compared to last year’s fourth quarter. We believe that a more balanced contribution by both segments of the business will serve us well going forward. We are also pleased with the continued strong bookings performance of our military microelectronics business; the total bookings for the military microelectronics products were $42.5 million for fiscal 2006. Further, we are pleased with eclipsing the $2 million level in quarterly anti-tamper (AT) technology bookings. As U.S. government regulations increasingly require anti-tamper technology in all high-end weapons systems, White is well positioned to be a leading provider of this technology to the primary U.S. military defense contractors. We believe this could be a future growth driver for military products.”
Mr. Shokrgozar continued, “Looking ahead, our enhanced level of research and development activity will continue to develop advanced technology for our customers in both business segments. We expect that sales of our enhanced Max-Vu™ screens for specialized anywhere-viewable tablet PCs will be negatively impacted in the first quarter of fiscal year 2007 due to capacity constraint issues at a leading glass provider. This reduced supply to our tablet PC customers has in turn delayed their demand for our products. We expect sales to accelerate in the second and third quarters.
“We are also focusing on achieving ‘Class K’ certification in the second quarter of fiscal 2007 which will permit us to produce components for military satellite and outer space applications. This is an extension of our current business that could be meaningful in the years to come. Additionally, we now have the production and manufacturing capabilities to offer full system integration capabilities to our key military component customers. We can take a display panel, the electronic systems, and the necessary interface electronics to deliver fully integrated solutions for many of the weapons systems that our customers produce. Those customers will increasingly have the option of receiving individual components or a fully integrated circuit board application from White. We believe that this type of comprehensive service will provide our customers’ end products greater operational efficiencies and more streamlined delivery schedules. All in all, we look to the future with great anticipation.
“Backlog at the end of fiscal 2006 totaled $52.6 million compared to backlog of $53.3 million at the end of fiscal 2005. Our balance sheet continued to strengthen during the quarter as our cash balances increased by approximately $4.3 million to $55.8 million. While we are maintaining our focus on profitability, we are committed to managing our business in a manner that positions WEDC for expanded growth opportunities. With our existing cash balance and no debt, we remain optimistic about the long-term prospects of the Company,” Shokrgozar concluded.
Research and development expenses for the fourth quarter totaled $1.5 million, compared to $1.7 million in the immediately preceding quarter, and $1.3 million in the prior fiscal year. During fiscal 2006, research and development expenses totaled $6.6 million, or 6% of net sales, compared to $5.6 million, or 5% of net sales in fiscal 2005.
Selling, general and administrative expenses for the fourth quarter were $4.6 million, compared to $4.6 million in the immediately preceding quarter, and $5.0 million in the fourth quarter of fiscal 2005.
Gross profit for the fourth quarter of fiscal 2006 was $8.5 million, compared to $8.4 million in the immediately preceding quarter, and $9.4 million in the fourth quarter of fiscal 2005.

Microelectronic Segment Highlights
•	Net sales for the Microelectronic segment totaled $13.9 million in the fourth quarter of fiscal 2006, compared to $15.8 million in the immediately preceding quarter. Net sales to military customers totaled $9.5 million, compared to sales of $11.1 million in the immediately preceding quarter, and $10.6 million in the fourth quarter of fiscal 2005. The sales to military customers were impacted by the late delivery of certain non-volatile memory components which are expected to be shipped in the first quarter of fiscal 2007.

•	Backlog at the end of the fourth quarter of fiscal 2006 for the Microelectronic segment totaled approximately $33.4 million, or 63% of the total Company backlog, compared to $32.6 million in the immediately preceding quarter. Military products accounted for $27.5 million, or 82% of the Microelectronic segment’s backlog, as compared to $25.3 million, or 78% in the immediately preceding quarter.

•	New orders received for the Microelectronic segment totaled $14.8 million for the quarter. Fourth quarter Microelectronic segment new orders totaled 52% of the total new orders received by the Company. Military Microelectronic products closed the fourth quarter with $11.5 million in bookings, compared to $10.6 million in the immediately preceding quarter, and $12.7 million in the fourth quarter of fiscal 2005. Included in the fourth quarter Military Microelectronic product bookings were $2.5 million of new orders related to AT technology products.

•	Net sales of AT products for fiscal 2006 totaled $4.8 million, compared to net sales of $6.3 million last fiscal year.

•	Net sales for the fourth quarter for the Company’s Commercial Microelectronic products totaled $4.4 million, compared to $4.7 million in the immediately preceding quarter, and $6.4 million in the fourth quarter of fiscal 2005. The year-over-year decrease was due to a reduction of orders for commercial memory modules from a high-end server customer as they experienced a decline in sales of their systems.
Key Microelectronic segment awards during the quarter included:
•	Received a $2.5 million contract to provide multi-chip modules with the application of AT technology for a GPS receiver.

•	Received $1.4 million follow-on contract for multi-chip modules for the Euro-Fighter Typhoon Aircraft.

•	Received multiple orders totaling over $2.8 million for various multi-chip modules used in the Advanced Air-to-Air Missiles, aircraft management system on the F-2 aircraft, US Navy MH-60R LAMPS helicopter, single board computer systems and Patriot Advanced Capability PAC-3 missiles.

•	Received PCMCIA and compact Flash Cards production orders totaling $1.1 million for commercial applications.
Display Segment Highlights
•	Net sales for the Display segment totaled $15.8 million compared to $11.1 million in the immediately preceding quarter and $12.9 million in the fourth quarter of fiscal 2005.

•	Backlog at the end of the fourth quarter for the Display segment totaled $19.2 million, or 37% of the total Company backlog. Display segment backlog was $21.0 million in the immediately preceding quarter and $20.2 million in the fourth quarter of fiscal 2005.

•	New orders received for the Display segment totaled $13.8 million compared to $14.5 million in the immediately preceding quarter and $11.6 million in the fourth quarter of fiscal 2005.
Key Display segment awards during the quarter included:
•	Received a $5.9 million order to provide Max-Vu™ technology to a leading U.S. computer manufacturing company for use in mobile laptop PCs. Max-Vu™ provides a means of optimizing contrast and viewability of Active-Matrix Liquid Crystal Displays (AMLCD) in high ambient lighting conditions. Max-Vu™ also provides the added benefit of improving mechanical strength, which can enable mobile PCs and tablet PCs to be used in more environmentally demanding applications.

•	Received multiple follow-on display enhancement orders for various specialized PCs, avionics and medical applications totaling over $1.8 million.

•	Received continuing orders of approximately $1.5 million for follow-on keypad products from major appliance manufacturers.

•	Received follow-on interface electronic products order for a medical application totaling over $1.5 million.
FY2007 Company strategic initiatives:
•	Pursuing MIL-PRF-38534 Class K certification. This will allow the Company to offer the highest reliability level military products intended for space applications.

•	Pursuing Circuit Card Assembly (CCA) for military customers to offer system integration capabilities allowing the Company to combine its manufactured components and multi-chip modules into a fully integrated product.

•	Pursuing next generation AT technology for military and commercial applications.

•	Pursuing applications for industrial grade Compact Flash in ruggedized embedded computing systems including medical, flight systems, factory automation, test and measurement and instrumentation.

•	Pursuing next generation display enhancement technology, Max-Vu II™ technology.

•	Pursuing fully integrated display products with complete Touch Panel offering.

•	Continue stock repurchase program to enhance shareholder value.

•	Continue to pursue other external strategic alternative plans to further position the Company for growth.
Stock Repurchase Program update
In June 2006, the Company announced that its Board of Directors has authorized the repurchase of up to 5%, or approximately 1.2 million shares of its outstanding common stock. The duration of the program is open ended. On June 21, 2006, the Company adopted a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its shares of common stock under the stock repurchase program.
As of November 15, 2006, the Company has purchased approximately 903,000 shares, or $4.6 million of its common stock, under the stock repurchase program at an average price of $5.03 per share.
Teleconference Details
White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the quarter and the fiscal year 2006 beginning at 4:30 p.m. EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 217776 for seven days following the call. A live webcast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=110392. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.
About WEDC
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.wedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements included in this press release include our expectations that our enhanced level of research and development activity will result in the development of advanced technology; that sales of our enhanced Max-Vu screens will begin to accelerate in the second and third quarters of fiscal 2007; that we will achieve ‘Class K’ certification in the second quarter of fiscal 2007; that certain non-volatile memory components will be delivered in the first quarter of fiscal 2007; and that the Company will achieve the identified strategic initiatives that it is pursuing. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: The failure to obtain Class K certification in the anticipated timeframe, the failure to obtain the necessary non-volatile memory components or the display glass necessary for our Max-Vu™ screens, the difficulties associated with successfully integrating acquired businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the termination or amendment of the new contracts awarded during the quarter, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2006 under the heading “Business-Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of dollars, except share data)

	September 30,	October 1,
	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	$55,829	$51,008
Accounts receivable, less allowance for doubtful accounts of $256 and $250	19,020	19,457
Inventories, net	19,401	19,609
Assets held for sale	1,924	—
Prepaid expenses and other current assets	512	825
Deferred income taxes	4,323	4,508

Total Current Assets	101,009	95,407

Property, plant and equipment, net	13,367	14,952
Goodwill	5,306	5,670
Intangible assets, net	4,609	5,121
Other assets	217	118

Total Assets	$124,508	$121,268

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,794	$5,712
Accrued salaries and benefits	2,043	2,356
Other accrued expenses	1,635	3,701
Deferred revenue	1,961	1,797

Total Current Liabilities	11,433	13,566

Accrued long-term pension liability	303	547
Deferred income taxes	1,197	1,725
Other long-term liabilities	1,395	1,210

Total Liabilities	14,328	17,048

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,703,890 and 24,479,276 shares issued	2,467	2,448
Treasury stock, 285,587 and 44,442 shares, at cost	(29)	(4)
Additional paid-in capital	90,637	90,829
Retained earnings	17,142	11,129
Accumulated other comprehensive loss	(37)	(182)

Total Shareholders’ Equity	110,180	104,220

Total Liabilities and Shareholders’ Equity	$124,508	$121,268

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars, except share and per share data)

	Three months ended		Twelve months ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005

Net sales	$29,726	$29,976	$108,928	$117,031
Cost of sales	21,194	20,603	75,713	82,298

Gross profit	8,532	9,373	33,215	34,733

Operating expenses:
Selling, general and administrative	4,632	5,041	18,970	19,704
Research and development	1,531	1,345	6,592	5,634
Amortization of intangible assets	118	132	473	606
Goodwill impairment	—	11,435	364	11,435

Total operating expenses	6,281	17,953	26,399	37,379

Operating income (loss)	2,251	(8,580)	6,816	(2,646)
Interest (income)	(634)	(416)	(2,180)	(1,138)

Income (loss) before income taxes	2,885	(8,164)	8,996	(1,508)
Provision for income taxes	856	157	2,983	2,027

Net income (loss)	$2,029	$(8,321)	$6,013	$(3,535)

Earnings (loss) per share — basic	$0.08	$(0.34)	$0.25	$(0.14)

Earnings (loss) per share — diluted	$0.08	$(0.34)	$0.24	$(0.14)

Weighted average number of common shares and equivalents:
Basic	24,461,462	24,478,143	24,488,041	24,437,672
Diluted	24,798,768	24,478,143	24,930,566	24,437,672